UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In anticipation of the potential launch of our first product, RP103 for nephropathic cystinosis ("cystinosis"), if approved by the U.S. Food and Drug Administration (the "FDA"), effective April 3, 2013, Raptor Pharmaceuticals Inc. ("Raptor"), a Delaware corporation and wholly-owned subsidiary of Raptor Pharmaceutical Corp., a Delaware corporation (the "Company"), entered into a Wholesale Product Purchase Agreement (the "Wholesale Agreement") and a Pharmacy Services Agreement (the "Pharmacy Agreement" and together with the Wholesale Agreement, the "Agreements") with Accredo Health Group, Inc. ("Accredo").

Pursuant to the terms of the Wholesale Agreement, Accredo was appointed as the exclusive distributor of PROCYSBITM (cysteamine bitartrate) delayed-release capsules for cystinosis (the FDA provisionally-approved trade name for RP103 for cystinosis) to specialty pharmacies, health care institutions and facilities in the United States.  Accredo will receive a distributor fee for warehousing and distribution of PROCYSBI.  Pursuant to the terms of the Pharmacy Agreement, Accredo was appointed as the exclusive pharmacy which will dispense PROCYSBI to cystinosis patients in the United States.  Accredo will also provide specialty pharmacy services to patients and physicians, such as reimbursement assistance, patient education and professional compliance counseling.  The Company will pay Accredo a rebate for pharmacy services based upon customary terms.

Each Agreement has an initial term of three (3) years unless terminated earlier by Raptor or Accredo pursuant to the terms of the respective Agreement.

Apart from the Agreements, Accredo has no material relationship with the Company. The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: April 9, 2013	By:	/s/ Kim R. Tsuchimoto
	Name: Title:	Kim R. Tsuchimoto Vice President, Finance